Exhibit 3.1

SECOND CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
FUTURE HEALTH ESG CORP.

Future Health ESG Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1.   The name of the corporation is Future Health ESG Corp. The corporation was originally incorporated pursuant to the DGCL on February 25, 2021, under the name of Future Health ESG Corp.

2.   The date of filing of the corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was February 25, 2021, the date of filing the corporation’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware was September 9, 2021 and the date of filing the corporation’s Certificate of Amendment to the Amended and Restated Certificate of Incorporation was December 9, 2022.

3.   The Board of Directors of the corporation has duly adopted resolutions setting forth proposed amendments to the Certificate of Incorporation of the corporation (as amended and restated prior to the date hereof), declaring said amendment to be advisable and in the best interests of the corporation and its stockholders and authorizing the appropriate officers of the corporation to solicit the consent of the stockholders therefor, which resolutions setting forth the proposed amendment are substantially as follows:

RESOLVED, that Section 4.1 of the Amended and Restated Certificate of Incorporation of the corporation is amended and restated to read in its entirety as follows:

“Authorized Capital Stock.   The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 31,000,000, consisting of (a) 26,000,000 shares of common stock (the “Common Stock”), and (b) 5,000,000 shares of preferred stock (the “Preferred Stock”).”

IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment to be signed this 31st day of January, 2023.

/s/ Bradley A. Bostic
Bradley A. Bostic
Chief Executive Officer